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                                                                    EXHIBIT 99.1

PRESS RELEASE

IMP ANNOUNCES COMPLETION
OF INVESTMENT BY TEAMASIA

Transaction provides $3.9 million in working capital for IMP

Released June 15, 2000

San Jose, CA., June 15, 2000 -- IMP, Inc. (Nasdaq: IMPX) today announced that it has completed the sale of 4,793,235 shares of common stock to Teamasia for a purchase price of approximately $3.9 million. The issuance of shares to Teamasia was approved yesterday at IMP's Annual Meeting of Stockholders with over 97 percent of shares voted being cast in favor of the transaction. With the acquisition, Teamasia holds an aggregate of 5,464,408 shares, representing approximately 62 percent of IMP's outstanding common stock. All of the shares issued today were newly issued by IMP and the full $3.9 million is available to IMP for working capital and general corporate purposes.

Mr. Subbarao Pinamaneni, Managing Director of Teamasia, commented, "We are very pleased to have this transaction completed and to have received such overwhelming support of the stockholders of IMP. IMP has tremendous resources and products, and we look forward to a long relationship with rewards for our loyal employees and all of the stockholders. We also want to express our appreciation for the continued support of the customers and vendors of IMP who have supported the company while our investment has been pending. The new funding will permit IMP to return its full attention to operating the business."

Mr. Zvi Grinfas, Chairman of the Board of IMP, said, "This is an important transaction for IMP and we welcome Teamasia in their new expanded role. I am confident that this will prove to be a powerful partnership with benefits for all of IMP's shareholders and customers."

IMP also announced the results of its Annual Meeting of Stockholders. Stockholders approved election of all of the director nominees as well as Proposals No. 2 (Teamasia investment), No. 4 and 5 (stock option plan approvals) and No. 6 (ratification of auditors). Proposal No. 3 (amendment to the certificate of incorporation) did not receive the necessary votes for approval.

IMP, Inc. provides analog semiconductor solutions that power the portable, wireless and Internet driven computer and communications revolution. From its ISO 9001 qualified wafer fabrication plan in San Jose, California, IMP supplies standard-setting, power management integrated circuit products and wafer foundry services to computer, communications and control manufacturers worldwide. IMP's headquarters are located at 2830 North First Street, San Jose, California 95143-2071. IMP's telephone number is (408) 432-9100, and its fax number is (408) 434-0335. For further information on IMP, please contact IMP's Interactive Shareholder Information Service at (888) 323-2019 or visit IMP's web site at www.impweb.com.


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Teamasia is a privately-owned manufacturer of discrete semiconductors based in
India. Statements in this press release that are not historical facts may be "forward-looking statements" that involve risks and uncertainties, including those detailed from time to time in reports filed with the Securities and Exchange Commission by IMP and Teamasia such as IMP's most recent annual Report on Form 10-K and Quarterly Report on Form 10-Q.


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EDITOR CONTACT
Brad Whitney
CEO and President
PHONE: 408.432.9100